Exhibit 10 (p)

         THIS MANAGEMENT AGREEMENT ("Agreement") is entered into as of this 20th day of August, 2004 ("Effective Date") by and between BAYSHORE RAWBAR, LLC, a Florida limited liability company, whose address is 300 Alton Road, Suite 303, Miami Beach, Florida 33139 ("Owner") and RMI, LLC, a Florida limited liability company, whose address is 120 San Souci Drive, Coral Gables, Florida 33133 ("Operator").

                                    RECITALS

         A. Bayshore Landing, LLC, an affiliate of Owner ("Landing") is the current holder of a leasehold interest under a lease agreement (the "Master Lease") between City of Miami as landlord, and an affiliate of Owner, as tenant, for certain land located in the City of Miami which is used as a mixed use retail, office, marina, restaurant and bar facility commonly known as "Monty's in the Grove" (the "Project"), and Owner has the right to use the first floor restaurant portion of the Project by virtue of a sublease between Owner and Landing.

         B. Operator is experienced in the operation and management of a casual seafood and "raw bar" type restaurant commonly known as "Monty's Raw Bar and Restaurant" and Operator will exclusively operate the restaurant portion of the Project for Owner and no other business for ay third party pursuant to the term and conditions set forth herein; and

         C. Owner desires to employ Operator as its agent to operate the restaurant portion of the Project currently located on the first floor of the Project as a raw bar and casual seafood restaurant pursuant to the term and conditions set forth herein.

         NOW THEREFORE, in consideration of the covenants and agreements contained herein, Owner and Operator agree as follows:

                                    ARTICLE I
                             APPOINTMENT OF MANAGER

         Section 1.01. Appointment of Manager. Owner hereby appoints and employs Operator to act as Owner's agent for the supervision, direction, operation and management of a casual seafood restaurant and raw bar (the "Restaurant") in that portion of the Project shown cross-hatched on the plot plan attached hereto as Exhibit A (the "Premises"). Owner, or an affiliate of Owner, shall also provide the Operator with approximately 1,950 rentable square feet of office space at the Project ("Office Space") at the rental rate of $ 1,500 per month plus sales tax and electricity charges as set forth in a lease to be entered into between Owner or an affiliate of Owner as Landlord and Operator as Tenant. Landlord shall provide a vanilla box space with standard utilities, walls, ceilings, air conditioning, light fixtures, and sprinkler systems, as required by law ("Vanilla Box Space"). The lease shall contain a clause enabling the Landlord to relocate tenant within the Project at Landlord's expense provided such relocated space is a Vanilla Box Space.

         Section 1.02. Term. The "Term" of this Agreement shall be for a period of five (5) years. It shall commence as of the Effective Date and continue for five (5) consecutive years;

however if the Effective Date is not the first day of any given month, the Term shall run from the Effective Date through the last day of the full sixtieth
(60th) month thereafter.

                                ARTICLE II
                          COMPENSATION OF MANAGER

         Section 2.01 . Management Fee. In consideration for the services rendered by Operator hereunder, Owner agrees to pay Operator a management fee (the "Management Fee") as follows:

         (a) a basic management fee ("Base Management Fee") equal to the greater of $25,000 per month or 4% of Gross Sales (as defined below), as determined on an annual basis; and

         (b) an incentive management fee ("Incentive Management Fee") equal to one-third of all Operating Profits (as defined below) over $1, 200,000 per year.

         Section 2.02 Definitions. In determining the Management Fee the following definitions shall apply:

                  (i) Gross Sales. The term "Gross Sales" as used herein shall mean all sales made at or from the Restaurant and/or revenues derived from or in connection with the operation of the Restaurant, including, without limitation, all sales of food, beverages, merchandise or services at or from the Restaurant. Sales made at less than the stated menu price shall be included in Gross Sales only in the amount paid by the customer and the amount of any discount or promotional allowance shall not be included in Gross Sales. In computing the Management Fee there shall be excluded from Gross Sales (or there shall be deducted from Gross Sales to the extent previously included) the following:

                    (A) Any gratuities or service charges added to a customer's bill or statement in lieu of gratuities, which are payable to Restaurant employees;

                    (B) All sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges;

                    (C) All sums and credits received in settlement of claims for loss or damage to inventory or equipment of the Restaurant, the Restaurant building or improvements located at the Premises;

                    (D) Gains or losses from the sale of any capital assets or furniture, fixtures and equipment used in connection with the operation of the Restaurant;

                    (E) Any compensation payments or insurance proceeds for claims against third parties arising out of or during the course of the operation of the Restaurant (other than proceeds from business interruption insurance);

                    (F) The proceeds of any financing or refinancing of the Restaurant or any improvements, fixtures or equipment used in connection with the Restaurant;

                    (G)  Proceeds   from   any   condemnation,   sale  or  other
                         disposition of the assets of the Restaurant; and

                    (H)  Employee meals.

                  (ii) Operating Profits. The term "Operating Profits", as used herein, shall mean Gross Sales minus (a) all operating expenses of the Restaurant, including, but not limited to, insurance premiums, lease payments payable to the City of Miami under the Master Lease and valet parking charges;
(b) all allocations made for training, marketing, and promotional expenses; (c) common area maintenance charges for the indoor portion of the restaurant (i.e. kitchen, covered loading areas/passageways, and dining/bar area upon completion) and real estate taxes payable under any leases affecting the Restaurant; (d) the Base Management Fee; (e) maintenance and repair costs; and (f) the Replacement Reserve Fund (as defined in Section 5.03), but before any deduction for (1) depreciation, (2) amortization, (3) debt service payments (principal and interest), or (4) capital expenditures. The foregoing items (1) through (4) shall be the responsibility of Owner at Owner's sole cost and expense.

         Section 2.03. Payment of the Management Fee. On the first of each month commencing on the second full month of the Term, Owner shall pay Operator $25,000 of the Base Management Fee, which shall constitute installment payments of the Base Management Fee, subject to reconciliation at the end of the fiscal year based on the Annual Statement, prepared in accordance with Section 6.03 hereof, to determine the 4% of annual Gross Sales. Any overpayment or underpayment shall be reconciled by payment or refund, as appropriate, within thirty (30) days after Owner's receipt of the Annual Statement.

         Section 2.04. Upstairs Restaurant. The parties acknowledge that the Owner or an affiliate ("Second Floor Restaurant Owner") is contemplating having an upscale restaurant on the second floor of the Project ("Upstairs Restaurant") and the Second Floor Restaurant Owner may solicit proposals for the Upstairs Restaurant. In the event the Second Floor Restaurant Owner selects the Operator to be the operator for the Upstairs Restaurant, this Agreement shall govern the provision of those services as well, except that the Base Management Fee shall be the greater of: (i) a total of $25,000 per month for the Restaurant and Upstairs Restaurant combined or (ii) 4% of Gross Sales for the Restaurant and the Upstairs Restaurant combined and the Incentive Management Fee payable hereunder shall be changed to one-third of all Operating Profits (as defined above) over $ 1 ,500,000 of annual Operating Profits for the Restaurant and the Upstairs Restaurant, combined.

                                   ARTICLE III
                              DUTIES OF THE MANAGER

         Section 3.01. Standard of Operations. Operator shall manage and operate the Restaurant in good faith and in a manner consistent with its management of its Miami Beach and Key West Monty's Raw Bar Restaurants. Subject to the terms and conditions of this Agreement, Operator shall have commercially reasonable discretion to establish policies for the Restaurant, including, without limitation, menu items, prices, purchasing, design and decor, employment, standards of operation, quality of service, marketing and promotional activities, and other matters affecting customer opinion of the Restaurant and its operation. The Restaurant shall be open for business at least for lunch and dinner seven (7) days per week. Upon Owner's request, Operator shall meet with Owner at a mutually convenient time and place for the purpose of reviewing the operation of the Restaurant.

         Section 3.02. Personnel. Operator shall be responsible for hiring, supervising, directing the work of, promoting, discharging and determining the compensation and other benefits of, all personnel working in the Restaurant. All personnel of the Restaurant shall be employees of Operator, who shall be paid by Operator through the Payroll Account (defined in Section 5.02), including the full amount of the wages, payroll taxes, insurance, worker's compensation and other benefits. Operator shall not hire any other employees for any other business venture, person or entity and Operator shall not work for any third party during the term of this Agreement. The salaries, other compensation and benefits of such personnel shall be consistent with those that apply at other Monty's locations. The Owner shall have the right to approve the hiring of the head cashier who reconciles all cash receipts ("Cashier"). At all times, Operator shall employ a Cashier who shall work exclusively for the Restaurant. Operator shall be responsible for filing all tax returns and other forms
required  by  law  relating  to  payroll,   including   for  payroll  taxes  and
unemployment taxes, and for withholding and remitting to the IRS the correct amount of federal income taxes relating to payroll. To assist Operator in the performance of its duties under this Agreement, Operator shall also employ a comptroller, purchasing agent, food tracker! accounts payable person, human resources manager, assistant comptroller and clerk as part of the Operator's "Operations Team". All members of the Operations Team shall be paid by Operator as part of the Management Fee and the cost of such employees (including business expenses) shall not be reimbursed by Owner or the Restaurant. It is understood and acknowledged by the parties that the members of the Operations Team will not work full time for the Restaurant but will allocate a reasonable amount of time to the Restaurant in order to fulfill the Operator's obligations under this Agreement.

         Section 3.03. Training. Operator shall be solely responsible for recruiting and training the staff for the Restaurant in accordance with the standard practices and procedures used by Operator, its affiliates or principals in the Miami Beach and Key West locations and in accordance with all Governing Laws (defined below). Operator shall provide Owner with copies ofall training manuals and materials.

         Section 3.04. Permits and Licenses. Operator, at Owner's expense, shall be responsible for obtaining, maintaining, and renewing the appropriate liquor license for the Restaurant and obtaining all building permits, occupational licenses and all other licenses and permits that may be required for the operation of the Restaurant, including sign licenses and permits. All such permits shall be in the name of Owner, unless required in connection with the hiring of employees, which permits or licenses shall be in the sole name of Operator.

         Section 3.05. Contracts. Upon prior written approval of Owner, Operator, as agent of Owner, shall have authority to enter into, on Owner's behalf, such concessionaire, service and other contracts or agreements as are in Operator's reasonable professional judgment necessary for the operation, supply and maintenance of the Restaurant as required by this Agreement. Operator shall be required to obtain the Owner's consent before entering into any agreement involving a total amount payable in excess of $5,000 or any agreement whose term exceeds one (1) year and cannot be terminated without cost to Owner upon less than ninety (90) days notice.

         Section 3.06. Maintenance and Repair. Operator, at Owner's expense, shall be responsible for maintaining and repairing the Restaurant and the Premises in good condition and repair, including without limitation all necessary repairs and maintenance of the furniture, fixtures and equipment used in connection with the Restaurant; provided that any single repair or maintenance project costing in excess of Five Thousand Dollars ($5,000.00) shall require the Owner's prior approval, except in the case of an emergency where Operator shall use prudent and commercially reasonable judgment in remedying such emergency. Operator shall notify Owner of any emergency situation as soon as reasonably possible after it arises. If Owner fails to either approve or disapprove a non-emergency item of repair or maintenance within ten (10) days after Owner's receipt of a request for its approval, the request shall be deemed denied. Except in the case of an emergency, Operator shall hire one of Owner's maintenance personnel for the Project to perform routine maintenance and/or repair tasks. The Restaurant shall be billed for the actual portion of such maintenance personnel's time spent maintaining and repairing the Restaurant.

         Section 3.07. Inventory, With the exception of Stone Crabs, Operator shall be responsible for purchasing all inventory for the Restaurant, which shall all be purchased in the name of the Owner and for Owner's account. Stone Crabs may be purchased in bulk by Operator or an affiliate, culled and sorted and then resold to Owner at the same prices the Operator purchased the Stone Crabs. All inventory for the Restaurant shall be maintained in a segregated area and not co-mingled with any inventory for any other restaurant of Operator's, its affiliates or principals. A count of all tracked inventory shall be taken on a daily basis and Operator shall provide Owner with copies of all results upon request.

         Section 3.08. Alterations to the Restaurant. Operator shall not have the right to make any material alterations, additions or improvements to the Restaurant without the prior written consent of the Owner, which may be withheld in Owner's sole and absolute discretion, unless required by applicable law. Owner anticipates constructing an approximately 5,000 rentable square foot indoor dining area and bar for the Restaurant ("Indoor Area"). The Indoor Area is shown on the attached Exhibit "A".

         Section 3.09. Compliance with Laws. Operator shall comply with all applicable statutes, ordinances, rules and regulations of federal, state and local governmental bodies having jurisdiction over the Restaurant, its operation and/or the Operator ("Governing Laws").

                                   ARTICLE IV
                          OWNER'S FINANCIAL OBLIGATIONS

         Section 4.01 . Obligations of Owner. All costs and expenses of renovating, maintaining, repairing and operating the Restaurant, including without limitation the funding of operating deficits and working capital and other obligations and liabilities hereunder ("Owner's Financial Obligations") shall be the sole and exclusive responsibility and obligation of Owner, except where it is expressly and specifically stated that such item shall be at Operator's expense (e.g. hiring employees, preparing financial statements).

         Section 4.02. Operator Not Obligated to Advance Funds. Operator shall have no obligation to pay for any of Owner's Financial Obligations unless Owner shall have furnished Operator with funds sufficient for the discharge thereof. Operator shall not be obligated to advance any of its own funds to or for the account of Owner or to incur on its own account any liability with respect to the Restaurant. Notwithstanding the foregoing, in the event that Operator shall have advanced any funds in payment of any expenses of the Restaurant, Owner shall reimburse Operator within ten (1 0) days after written demand together with paid receipts and/or invoices therefore.

         Section 4.03. Annual Operating Budgets. Sixty days prior to the start of each fiscal year, Operator shall provide Owner with an anticipated operating budget for the next fiscal year (each, an "Annual Operating Budget"). Owner shall provide reasonable comments to the same and the parties shall reasonably agree upon the Annual Operating Budget prior to the start of the next fiscal year. The Annual Operating Budget shall be in at least the same detail as the sample attached hereto as Exhibit B. Owner may, from time to time, request that the form be modified or additional information be added to the Annual Operating Budget.

         Section 4.04. Initial Financial Projections. Owner and Operator hereby approve the following financial projections for the Restaurant:

                  (a) Initial Budget Working Capital. Attached hereto as Exhibit C is a projection of the anticipated budget and Working Capital for the Restaurant (as defined in Section 5.01 hereof).

                  (b) The Initial Operating Pro Forma. Attached hereto as Exhibit D is a pro forma projection of the operating income and expenses of the Restaurant from June 1 , 2004 --December 3 1 , 2004 (the "Initial Operating Pro Forma"). It is understood that the Initial Operating Pro Forma is an estimate or forecast of the income and expenses that Operator, in its professional judgment, believes will be incurred or accrued at the stated Gross Sales levels during the period for which the projection is made. In the absence of fraud or intentional misrepresentation by Operator, Operator shall have no liability to Owner based upon any discrepancy between the actual income and expenses of the Restaurant and the income and expenses that were forecast in the Initial Operating Pro Forma.

                                    ARTICLE V
                              ACCOUNTS AND RESERVES

         Section 5.01 Working Capital Account. Owner shall establish a Working Capital Account in the name of Owner at the Wachovia Bank office in Coconut Grove or such other financial institution acceptable to Owner, and Stephen J. Kneapler shall have signing authority on such account. During the Term of this Agreement Owner shall furnish to Operator sufficient working capital for the ongoing operation o of the Restaurant ("Working Capital"). Working Capital shall consist of the following: (i) an amount that approximates the current average value of the food and beverage inventory of the Restaurant carried at cost, (ii) the cash on hand at the Restaurant, and (iii) an amount determined by Operator to be reasonably adequate for the operation of the Restaurant based upon Operator's estimate of the reasonably foreseeable income and expenses of the Restaurant, the Initial Operating Proforma and the Annual Operating Budget. Owner shall fund any deficit in the Working Capital within three (3) business days after Owner's receipt of written notice from Operator of the need for additional Working Capital; provided that Owner has five (5) business days prior thereto received a standby notice from Operator advising Owner that a deficit is expected and estimating the amount thereof. As used in this Agreement, the term "business days" shall mean any day other than a Saturday, Sunday or a day on which the banks in Miami, Florida are closed for business.

         Section 5.02 Payroll Account. Operator shall maintain a separate account through which it pays the payroll and all associated taxes and other payments due with respect to the employees of Operator who work at the Restaurant ("Payroll Account"), as set forth in Section 3.02. The Payroll Account shall not be used by Operator to pay any employees of Operator, its affiliates or principals that are not employed at the Restaurant. On every other Thursday (or other day(s) agreed to by the parties) Owner shall deposit sufficient funds into the Payroll Account for the Operator's payroll for the Restaurant that is to be paid that week. Within three (3) business days after Operator's payroll is paid, Operator shall provide Owner with wire transfer receipts, bank statements Or other evidence that the payroll, including all necessary taxes and other payments due in connection therewith, have been timely paid in full. Operator shall provide Owner with copies of bank statements for the Payroll Account upon request, as well as evidence of Operator's compliance with all tax and other laws relating to payroll (i.e. copies of tax returns).

         Section 5.03. Capital Expenditures. Capital expenditures necessary during the Term for furniture, fixtures, equipment and improvements at the Restaurant shall be paid for by Owner out of a replacement reserve fund (the "Replacement Reserve Fund") accrued for the purpose of purchasing such items for the Restaurant. On a monthly basis 2.5% of the monthly Gross Sales shall be allocated to the Replacement Reserve Fund.

         Section 5.04. Owner's Account. All Restaurant receipts (including all cash and credit card receipts) shall be deposited on a daily basis (except for weekends or bank holidays where funds shall be deposited on the first available business day) into an account in the name of and under Owner's sole control ("Owner's Account") and shall be confirmed by the Cashier. Most of the daily expenses of the Restaurant shall be paid for from the Working Capital Account; however any rent payments due the City, the State of Florida or any affiliate of Owner for rent; real estate taxes, and capital expenditures shall be paid for from the Owner's Account. Operator shall prepare for Owner's signature all checks for such payments, which payments shall be consistent with the Annual Operating Budget. Operator shall also prepare monthly account reconciliations for the Owner's Account and provide the same to Owner together with the Monthly Statement. The Owner Account reconciliations shall be certified as true and correct by Stephen J. Kneapler on behalf of Operator.

         Section 5.05 No Commingling of Funds. Operator shall not be permitted to commingle any of its funds or its affiliates' or principals' funds with those of the Restaurant or the Owner. All books, records and accounts for the Restaurant shall be separate and distinct from any other operation or business of the Operator, Stephen J. Kneapler or their respective affiliates. A breach of the terms of this Section of the Agreement shall be cause for immediate termination of this Agreement by the Owner without any right of the Operator to cure.

                                   ARTICLE VI
                                   ACCOUNTING

         Section 6.01. Standards. Operator, at Operator's own cost and expense (which expense shall not be reimbursed by Owner), shall maintain books and records of account relating to Operator's operation and management of the Restaurant in accordance with generally accepted accounting principles. Owner and its designees shall have the right, from time to time, to examine said books and records at the Restaurant at any reasonable time during regular business hours.

         Section 6.02 Monthly Statement. Within fifteen (15) days of the end of each month, Operator shall provide Owner with a balance sheet, profit and loss statement and supporting schedules, as requested by Owner from time to time, showing the Restaurant's operating results and inventory for the preceding fiscal month and fiscal year to date ("Monthly Statement"), which shall be certified as true and correct by Stephen J. Kneapler on behalf of Operator.

         Section 6.03. Annual Statement. Within forty-five (45) days following the end of each fiscal year, Operator shall provide Owner with a statement showing the Restaurant's operating results for the preceding fiscal year (the "Annual Statement"). The Annual Statement shall contain a balance sheet, profit and loss statement and supporting schedules as requested by Owner, which shall be certified as true and correct by Stephen J. Kneapler on behalf of Operator.

         Section 6.04. Adjustments. Any adjustment required to make up an underpayment or to refund an overpayment by Owner to Operator shall be made within thirty (30) days after completion of the statement that shows the need for an adjustment. Adjustments based on the Annual Statement shall be made during the first month following completion of the Annual Statement.

         Section 6.05 Right to Audit. At any time during the Term of this Agreement and for the two (2) year period following the termination of this Agreement, Owner shall have the right, upon five (5) days' prior written notice to Operator, at Owner's own expense, to have an accountant selected by Owner verify the financial information contained in any financial statement, including any Monthly or Annual Statement, or audit Operator's books and records relating to the Restaurant. If there is a discrepancy between such financial statements and the findings of Owner's accountant, or any other dispute between the parties regarding the financial statements, Operator's accountants and Owner's accountant shall attempt to resolve such discrepancy or dispute, and their mutual decision shall be binding upon Owner and Operator. If the accountants for the parties are unable to resolve the discrepancy, the matter shall be referred to an arbitration panel composed of Owner's independent accountant, Operator's independent accountant, and a third independent CPA selected by the parties' independent accountants and the decision of such arbitration panel shall be binding upon Owner and Operator. The cost of conducting an independent audit of the Restaurant's financial statements shall be paid by Owner unless (i) there is a discrepancy of five percent (5%) or more between any line item in the financial statements and the auditor's finding with respect to such line item, (ii) the amount of Gross Sales is misstated by more than three percent (3%) of the actual amount of Gross Sales. In either such case the cost of the audit shall be paid by Operator. The cost of preparing the Monthly and Annual Statements shall be borne by Operator as part of the Management Fee.

         Section 6.06 Fiscal Year. The fiscal year of the Restaurant shall commence on January first and end on December 31.

                                   ARTICLE VII
                             INSURANCE AND INDEMNITY

         Section 7.01 Required Coverage. The following forms of insurance coverage shall be maintained for the Restaurant:

                  (a) Builder's Risk: All Risk Builders' Risk insurance, with a limit equal to the total cost of construction of the Restaurant (including but not limited to general construction contract cost and Operator-provided items and all equipment for refrigerating, ventilating, cooking and dishwashing), less an allocation for foundation and land-related improvements, such as sidewalks, curbs, parking lots and the like;

                  (b) Property Insurance: Permanent property insurance, secured as soon as the Builder's Risk Insurance ceases. Property Insurance shall insure against any and all risks of direct physical loss to the Restaurant and its furniture, fixtures and equipment, with limits of not less than the full replacement cost thereof, subject to a deductible of not more than Ten Thousand Dollars ($10,000.00), with any deductible to be treated as an operating expense of the Restaurant;

                  (c) Business Interruption: All Risk Business Interruption insurance with a limit sufficient to reimburse Owner for loss of income resulting from Owner's inability to continue operations due to the Restaurant's sustaining a loss from an insured peril. The limit shall also include sufficient insurance to ensure that Owner will be able to meet its monetary obligations to Operator under this Agreement, including the Base Management Fee, with any deductible to be treated as an operating expense of the Restaurant;

                  (d) General Liability: Comprehensive general liability insurance, including product and liquor liability coverage, with excess limits of not less than Three Million Dollars ($3,000,000.00), each occurrence, bodily injury and property damage combined, including dram shop insurance in areas having a Dram Shop Act or similar provisions of law. An umbrella liability policy of not less than $5,000,000 per occurrence shall also be obtained;

                  (e) Employer's Liability: Workers' Compensation and Employer's Liability insurance, as well as other insurance as may be required by law, in such amounts as may be required by applicable statute or rule; provided that the Employer's Liability Insurance shall carry a limit of not less than Five Hundred Thousand Dollars ($500,000.00). Such insurance shall not apply to the members of the Operations Team whose expenses are paid by Operator;

                  (f) Theft. The Manager, Assistant Manager and Cashier for the Restaurant shall be bonded and insured against theft and! or misappropriation of funds.

                  (g) Key Man Insurance. Key man life insurance shall be obtained by the Owner for Stephen J. Kneapler in an amount of no less than $2,000,000. The Owner shall be the beneficiary under such policy. If requested by Owner Stephen J. Kneapler shall arrange for a partial assignment of either or both of the existing life insurance policies on Stephen J. Kneapler: (1) issued by Transamerica Occidental Life Insurance Company under Policy No. 4146225 1 naming Bryan Kneapler as beneficiary which was collaterally assigned to Ocean Bank; or (ii) any other existing life insurance policy insuring Stephen J. Kneapler.

                  (h) Additional Coverage: Such additional coverages and higher policy limits as may reasonably be required from time to time by Owner or any lender of Owner.

All such policies shall be written by insurance companies that are: (i) rated by Best as at least A+ and (ii) are authorized to do business where the Restaurant is located.

         Section 7.02. Responsibility for Obtaining Coverage. The insurance coverage required under Section 7.01 hereof shall be obtained by Owner or Operator based upon a recommendation of a qualified insurance consultant mutually acceptable to the parties. In the event the parties cannot agree upon a consultant, Owner shall be primarily liable for obtaining the coverages required in subparagraphs (a), (b), (c), (1) and (g) and Operator shall be primarily responsible for obtaining the coverages in subparagraphs (d) and (e) The parties and any lender of Owner shall be named as additional insured and/or loss payees, as appropriate. The cost of all insurance premiums shall be an operating expense of the Restaurant.

         Section 7.03. Evidence of Coverage. No later than thirty (30) days before the Commencement Date, written evidence shall be provided confirming that the foregoing insurance coverage requirements have been complied with. Such evidence shall include a statement by the insurer that the policy or policies will not be cancelled or materially altered without at least ten (1 0) days prior written notice to Owner and any lender of Owner. Each party shall cause certificates of insurance for all insurance policies procured by such party to be submitted promptly to the other party. No insurance obtained hereunder may be cancelled or modified without the other party's prior consent.

         Section 7.04. Failure to Insure. Should Owner, or Operator, for any reason, fail to procure or maintain any of the insurance required by this Agreement, which failure shall constitute a default hereunder, the other party shall have the right, at its option, to procure such insurance.

         Section 7.05. Indemnity. Operator agrees to indemnify, defend and hold harmless Owner, any affiliate of Owner and all of Owner's and such affiliates' managers, officers, directors, stockholders, partners, employees, agents, designees, successors and assigns (each an "Indemnified Party") from and against any and all claims, liability, loss or damage (including attorneys' and paralegals' fees before and at trial and at all appellate levels, whether or not suit is instituted, and any amounts expended in the settlement of any claims of liability, loss or damage), incurred by the Indemnified Party by reason of any act performed or omitted to be performed by Operator, its agents, officers, directors or employees in violation of any provision of this Agreement, including without limitation, Operator's obligation to comply with all laws, regulations and ordinances applicable to the Restaurant, including all local, state and federal tax laws. Notwithstanding the foregoing, Operator shall not be obligated to indemnify and hold Owner harmless or to reimburse Owner or to defend Owner from any liability that results from the negligence, fraud or willful misconduct of Owner, its agents, employees, officers or directors, or any action of Owner, its agents, employees, officers or directors in violation of any provision of this Agreement.

         Section 7.06. Waiver of Subrogation. Each party hereto ("Releasing Party") hereby releases the other ("Released Party") from any liability which the Released Party would, but for this paragraph, have had to the Releasing Party arising out of or in connection with any accident or occurrence or casualty, to the extent of recovery under any other casualty or property damage insurance being carried by the Releasing Party at the time of such accident or occurrence or casualty, which accident or occurrence or casualty may have resulted in whole or in part from any act or neglect of the Released Party, its officers, agents or employees; provided, however, the release hereinabove set forth. shall become inoperative and null and void if the Releasing Party contracts for insurance with an insurance company which (a) takes the position that the existence of such release vitiates or would adversely affect any policy so insuring the Releasing Party in a substantial manner and notice thereof is given to the Released Party, or (b) requires the payment of a higher premium by reason of the existence of such release, unless in the latter case the Released Party within ten (10) days after notice thereof from the Releasing Party pays such increase in premium.

                                  ARTICLE VIII
                             DAMAGE AND DESTRUCTION

         Section 8.01 Owner to Restore. If during the Term of this Agreement all or part of the Restaurant shall be damaged or destroyed by fire or other casualty, then Owner shall, to the extent of insurance proceeds actually received by Owner, repair, restore, or rebuild the Restaurant. The restoration of the Restaurant shall be carried out with due diligence by Owner and Operator. During any period in which the Restaurant is unable to operate due to damage and destruction, Operator shall not be entitled to any Management Fee unless Owner's business interruption insurance reimburses Owner for the Management Fee or a portion thereof. In such instance, the amount actually paid by the insurance company for the Management Fee (or portion thereof) shall be paid to Operator. If the insurance proceeds are insufficient to restore the Restaurant the Owner shall not be obligated to restore the Restaurant and Owner may send Operator a written notice terminating this Agreement, effective as of the date of the casualty and the parties shall be relieved of all further obligations hereunder except those expressly surviving termination hereof.

                                   ARTICLE IX
                                 EMINENT DOMAIN

         Section 9.01. Total Condemnation. If the whole of the Project or the Restaurant shall be taken in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or if such a portion thereof is so taken that it would be infeasible or imprudent, in Owner's reasonable opinion, to use the remaining portion of the operation of the Restaurant, then in either of such events the Term of this Agreement shall end as of the date of such taking, and the parties shall be relieved of all further obligations hereunder except those expressly surviving termination hereof. Any condemnation award shall be payable to Owner.

         Section 9.02. Partial Condemnation. If only a part of the Premises or the Restaurant shall be taken or condemned and the taking or condemnation of such part does not make it infeasible or imprudent, in Owner's commercially reasonable opinion, to operate the Restaurant in the remaining portion, this Agreement shall not terminate, and Owner shall make such modifications to the Premises and/or the Restaurant as shall be necessary to enable the Restaurant to continue in operation, to the extent of the condemnation proceeds actually received by Owner. Any portion of the condemnation award remaining after restoration shall be. payable to Owner.

                                    ARTICLE X
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 10.01. Authority of Owner and Operator. Owner and Operator represent and warrant each to the other that each has full right, power and lawful authority to execute and deliver this Agreement and to perform its obligations hereunder in the manner and upon the terms contained herein, with no other person needing to join in the execution of this Agreement, in order for it to be binding upon all persons having an interest in the Premises. The person(s) executing this Agreement on behalf of Owner and Operator represent and warrant that they are the only person(s) required to execute this Agreement in order to bind the Owner and Operator to their respective obligations hereunder. Stephen
J. Kneapler owns at least 5 1 % of the ownership interests of the Operator, has voting control of the Operator and has the ability to nominate the number of directors on the board of directors or board of managers, as applicable, of such entity, necessary to bind the Operator.

         Section 1 0.02. Confidentially. Owner and Operator represent, warrant and covenant each to the other that it shall at all times treat as confidential any proprietary information, trade secrets, knowledge or know-how relating to the Restaurant that either of them may acquire in connection with this Agreement or otherwise, including, without limitation, any financial information relating to the revenues, cost or profits of the Restaurant; personnel policies or procedures; budgets and compensation figures; operating systems and methods; and recipes or training materials (referred to collectively as "Confidential Information"); and that it shall use its best efforts to keep any Confidential Information secret and confidential, both during and after the Term of this Agreement.

         Section 10.03. Restriction on Other Restaurant Operations. For so long as the Master Lease is in effect (including any amendments or extension thereto), none of Operator, Stephen J. Kneapler or any affiliate or principal of either shall, directly or indirectly: (i) become employed by, consult with, be associated with or assist in any capacity whatsoever (including as an owner, shareholder, employee, officer, director, agent or independent contractor of) any other Monty's Raw Bar or casual seafood type restaurant within a two (2) mile radius of the Restaurant. The provisions of this Section shall survive any termination or cancellation of this Agreement. Operator acknowledges that any breach or violation of this Section 1 0.03 will cause irreparable injury and damage and incalculable harm to the Owner and its affiliates and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. Operator further acknowledges and agrees that the restrictions set forth in this Section 10.03 (including the time period, geographical areas and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and goodwill of the Owner and its affiliates. In the event that any one of the provisions of, or restrictions in this Section 1 0.03 shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, which the parties hereto hereby request the such court to do, the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included. In the event that any such provision relating to time period, geographical area and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical area or type of restriction such court deems reasonable and enforceable, said time period, geographical area and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period, geographical area and/or type of restriction which such court deems reasonable and enforceable.

                                   ARTICLE XI
                        DEFAULT, TERMINATION AND REMEDIES

         Section 11.01. Default, Notice and Cure. If either party hereto shall default in the performance of any of its obligations under this Agreement, or if any representation or warranty made by either party hereto shall be untrue or shall be breached in any material way, and if within ten (1 0) days following notice from the other party of such default, misrepresentation or breach, the party fails to pay such monies, or in the case of non-monetary defaults, fails to commence substantial efforts to cure such default, misrepresentation or breach or thereafter fails within a reasonable time to prosecute such cure to completion with diligence and continuity; then the party who delivered the notice of such default shall have, in addition to its rights at law or in equity, the right to terminate this Agreement and all rights granted hereunder.

         Section 11.02. Termination by Operator. In addition to the default provision set forth in Section 1 1.01, Owner shall be in default and Operator may, at its option, terminate this Agreement and all rights granted hereunder, upon the occurrence of any of the following events:

                  (a) If owner loses the right to possession of the entire restaurant.

                  (b) If Owner fails to timely reimburse Operator for the expenses of the Restaurant within 1 0 days after a written default notice has been sent to Owner and such expenses were in the Operating Proforma and not reasonably contested by Owner.

                  (c) If Owner transfers its interests in the Restaurant and the Project to an unaffiliated third party and such transaction closes, Operator may terminate this Agreement simultaneously with such closing upon 30 days' prior written notice to Owner. If Operator terminates this Agreement under such circumstances and is not otherwise in default hereunder, Owner shall pay Operator a $75,000 Termination Fee at closing.

         Section 11.03. Termination by Owner. In addition to the default provision set forth in Section 11.01, Operator shall be in default and Owner may, at its option, terminate this Agreement and all rights granted hereunder, upon the occurrence of any of the following events:

                  (a) If Stephen J. Kneapler fails to: (i) run the day to day operations of the Restaurant; (ii) remain as President/Chief Executive Officer/Manager of Operator; (iii) have the ability to nominate the number of directors on the board of directors or board of managers, as the case may be, as necessary to bind the Operator, or (iv) own 51% of the ownership interests or have voting control of Operator;

                  (b)  Immediately,   upon  the  death  or  physical  or  mental
incapacity of Stephen J. Kneapler;

                  (c) If Operator shall fail to submit to Owner the financial or other information required under this Agreement, and such failure continues beyond the cure period provided for in Section 11.01 above;

                  (d) If, through no fault of Owner, the liquor license for the Restaurant is suspended for thirty (30) days or more, or for any length of time on three (3) occasions within any twelve (12) month period;

                  (e) If, through no fault of Owner, the right to do business at the Restaurant in S full conformity with the operations of a typical "Monty's" restaurant and bar is suspended twice within any twelve (12) month period for violation of sanitation, health or any statutory or other legal requirement or regulation of any local or other authority relative to the operation of the Restaurant (other than liquor license regulations);

                  (f) If Operator fails to obtain the prior written approval or consent of the Owner when it is required to do so by this agreement, and such failure continues beyond. the cure period provided for in Section 11 .01 above;

                  (g) If Operator, in the operation of the Restaurant, violates any material provision of any leases affecting the Premises and such violation continues beyond the cure period provided for in Section 11.01 above or the cure period provided for under such lease;

                  (h) If Operator is adjudicated as bankrupt or files a voluntary petition for bankruptcy, reorganization or arrangement under the bankruptcy laws;

                  (i) If an independent audit of the Restaurant shows a discrepancy of ten percent (1 0%) or more between the amount of Gross Sales or Operating Profit reported by Operator and the actual amounts as disclosed by the audit requested by Owner pursuant to Section6.05;

                  (j) Immediately, upon a violation of section 5.05 of this Agreement;

                  (k) In connection with Owner's sale of the Project, in the event the purchaser of the Project terminates this Agreement after the closing of such purchase, and provided Operator is not otherwise in default hereunder, Owner shall pay Operator a $150,000.00 Termination Fee at Closing.

         Section 11.04. Termination Based on Restaurant Performance. Commencing as of January 1 , 2005, if the Operating Profits in any three year period are less than $1 ,000,000, per year, and such decline is not a direct result of an Act of God or event of force nature, then Owner shall have the right, but not the obligation, to terminate this Agreement without further obligations on the part of Owner or Operator, upon sixty (60) days' written notice to Operator. In the event the Indoor Area of the Restaurant as described in Section 3.08 is not completed and open for business by January 1, 2005, for the purpose of this
Section 1 1.04, the Operating Profits for 2005 shall be calculated using the income and expense figures for the corresponding month(s) in the calendar year 2006 during which the Indoor Area of the Restaurant was not completed and open for business in 2005. For example, if the construction of the indoor portion of the Restaurant is completed and opens for business on March 1 , 2005, income and expense figures for January and February 2006 and March through December 2005 shall be used to calculate Operating Profits for 2005 and income and expenses figures for each month in 2006 shall be used to calculate Operating Profits for 2006. Operator shall open the Indoor Area of the Restaurant immediately upon the issuance of a temporary certificate of occupancy completion.

         Section 11.05. Transition. In the event this Agreement is terminated as provided herein Operator shall reasonably assist in the transition of the Restaurant operations to another management team or operator. In the event Operator does not reasonably assist, Owner shall have the right to hold back any Management Fee payments not yet paid to Operator and keep the same.

                                   ARTICLE XII
                             SUCCESSORS AND ASSIGNS

         Section 12.01. Assignment by Operation. Provided Operator is not in default under this Agreement, Operator may only assign this Agreement to an entity at least 5 1 % owned by Stephen J. Kneapler and he must at all times have the ability to nominate the number of directors on the board of directors or managers of the board of managers, as applicable, to bind such entity.

         Section 12.02. Assignment by Owner. Owner may, without Operator's consent, assign, contribute or otherwise transfer its interest in this Agreement or a portion thereof to: (i) an affiliate of Owner, (ii) a third party provided the Owner maintains operating control, (iii) a purchaser of Owner's entire interest in the Project, or (iv) to any lender providing financing to Owner for the Project, provided such assignee assumes Owner's obligations hereunder in writing.

         Operator shall not be entitled to share in the consideration received by Owner in connection with any sale or assignment of Owner's interest in the Restaurant, this Agreement, the Master Lease or the Project.

         Section 12.03 Parties Bound. The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no assignment, transfer, pledge, mortgage, lease or sublease made by either Owner or Operator in violation of this Agreement shall vest any rights in the assignee, transferee, mortgagee, pledge, lessee, sub lessee or occupant.

         Section 12.04 Rights of Mortgagees. If a mortgagee, beneficiary or any other person claiming under a mortgage or deed of trust succeeds to Owner's interest in this Agreement, Operator shall recognize such successor as the Owner under this Agreement, provided that such successor in writing assumes all of the obligations of the Owner under this Agreement. Operator shall have the right to terminate this Agreement if such successor fails to so assume such S obligation within sixty (60) days after request by Operator. If Operator has received written notice of the identity and current mailing address of a mortgagee with respect to the Restaurant, Operator shall give any such mortgagee notice of any defaults by Owner under this Agreement prior to termination of this Agreement for any such default, and such mortgagee shall have the same rights as Owner to cure such default.

                                  ARTICLE XIII
                                     NOTICES

         Section 13.01. Notice Addresses. Written communications between Owner and Operator shall be sent to their respective addresses shown on the first page of this Agreement ("Notice Address") together with copies to HMG/Properties, Inc., 1 870 S. Bayshore Drive, Coconut Grove, Florida 33 133 and Suzanne M. Amaducci, Esq., 200 5. Biscayne Blvd., Suite 2500, Miami, Florida 33 13 1 ; provided that Owner or Operator may change its Notice Address by giving written notice of such change to the other party at least thirty (30) days in advance.

Copies of all notice sent to Owner shall also be sent to:

Copies of all notice sent to Operator shall also be sent to: Fernando S. Aran, 71 0 S. Dixie Highway, Coral Gables, Florida 33146.

         Section 13.02 Effective Date of Notice. Wherever this Agreement provides for notice, such notice shall be in writing and shall be delivered to a party at its Notice Address, either by hand delivery or by United States mail, certified, with return receipt requested. A hand-delivered notice shall be effective on the date of receipt by the party being served with the notice. A mailed notice shall be effective on the earlier of (i) the date of receipt or refusal of receipt, or (ii) five (5) days after the date of mailing.

                                   ARTICLE XIV
                                GENERAL PROVISION

         Section 14.01. Relationship of the Parties. The provisions of this Agreement relating to the determination and payment of management fees hereunder are included solely for the purpose of providing a method whereby the said fees can be measured and ascertained. Operator and Owner shall not be construed as joint venturers or partners of each other and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

         Section 14.02. Entire Agreement. This Agreement embodies ~ the entire agreement between Owner and Operator with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral. Owner and Operator have neither made nor relied upon any promises, representations or warranties in connection with this Agreement that are not expressly set forth in this Agreement. In entering into this Agreement, Owner and Operator have relied on the representations and warranties contained in this Agreement.

         Section 14.03 Modifications and Waiver. This Agreement may not be modified except by a written agreement signed by the party against whom such modification is sought to be enforced. No waiver of any condition or covenant in this Agreement by either party shall be effective unless made in writing, nor shall any waiver be deemed to imply or constitute a future waiver of the same or any other condition or covenant of this Agreement.

         Section 14.04. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Venue for any legal action arising hereunder shall be in the appropriate court in and for Miami-Dade County, Florida.

         Section 14.05. Construction. Whenever a word appears herein in its singular form, such word shall include the plural; and the masculine gender shall include the feminine and neuter genders. This Agreement shall be construed without reference to the titles of Articles, Sections, Clauses, which are inserted for convenient reference only. This Agreement shall be construed without regard to any presumption or other rule permitting construction, against the party causing this Agreement to be drafted and shall not be construed more strictly in favor of or against either of the parties hereto.

         Section 14.06. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision, to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest, extent permitted by law.

         Section 14.07. Consent or Approval. Whenever it is necessary under the terms of this Agreement for either party to obtain the consent or approval of the other party, such consent or approval shall not be unreasonably withheld or delayed.

         Section 14.08. Estoppel Certificate/Subordination. Owner and Operator shall, within twenty (20) days after receipt of a written request from the other, execute, acknowledge and deliver a statement in writing certifying whether this Agreement is unmodified and in full force and effect (or if modified, whether the same is in full force and effect as so modified), whether any conditions to the full enforceability of this Agreement remain unsatisfied and such other facts, including the nature of any claim of default on the part of the other, as either party may reasonably request. Operator hereby agrees to subordinate its rights hereunder to any mortgagee of Owner, Landing and/or their affiliates relating to any loans secured by the Project.

         Section 14.09, Excuse for Nonperformance. If either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, plan approval delay, inability to procure materials, restrictive governmental laws or regulations, adverse weather, unusual delay in transportation, delay by the other party hereto or other cause without fault and beyond the control of the party obligated to perform (financial inability excepted), then upon notice to the other party, the performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equal to the period of such delay; provided, however, the party so delayed or prevented from performing shall exercise good faith efforts to remedy any such cause of delay or cause preventing performance,

         Section l4.10 Attorneys' Fees. If Owner or Operator brings action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorney's fees from the other. S

         Section 14.11. Off-set Rights. If: (i) any of the representations or warranties of the sellers set forth in the Purchase Agreement are untrue or misleading in any material respect as of the Closing Date under the Purchase Agreement, which results in a loss to the Owner, Landing or their respective affiliates; and/or (ii) if any of Owner, Landing or their respective affiliates is required to pay any trade payables, accounts payable or other expenses of the sellers under the Purchase Agreement after the closing thereunder, the payment for which was not escrowed under the Purchase Agreement, and or (iii) any gift certificates are presented for payment at the Restaurant that have not been issued or authorized by Owner ("Old Gift Certificates") which Old Gift Certificates exceed $1 ,000 in the aggregate; Owner shall have the right to offset the amount it or its affiliates was required to pay to such third party or an equivalent of its loss from any Management Fee payable to Operator hereunder.

         Section 14.12. Date of Agreement. All references to the "date of this Agreement, " the "date hereof," and the like shall be deemed to be the last date on which this Agreement shall be executed by Owner and by Operator. S

         Section 14.13 Waiver of Jury Trial. THE PARTIES HERETO EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN ANY DISPUTE OR OTHER MATTER ARISING HEREUNDER OR IN CONNECTION WITH THE RESTAURANT, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

         IN  WITNESS  WHEREOF,   Owner  and  Operator  do  hereby  execute  this
Management Agreement on the dates shown opposite their respective signatures.

                                     OWNER:


                                        BAYSHORE RAWBAR, LLC, a Florida limited
                                        liability company

                                        Name: Robert W. Christoph, Jr., Manager
                                        By._______________________________
                                        Name:

       STATE OF FLORIDA                            )
                                                   ) SS:
       COUNTY OF MIAMI-DADE                        )

         The foregoing instrument was acknowledged before me this 20th day of August, 2004 by Robert W. Christoph, as Manager of BAYSHORE RAWBAR, LLC, a Florida limited liability company, on behalf of the company. He is personally known to me or has produced arrives licensees identification.

Notary public

                                Print Name:

                                Serial No. (if any):___________________________

         The foregoing instrument was acknowledged before me this 20th day of August, 2004 by Larry Rothstein, as Manager of BAYSHORE RAWBAR, LLC, a Florida limited liability company, on behalf of the company. He is personally known to me or has produced a driver's~ license as identification.


Notary Public
Print Name:
Serial No. (if any):_________________________




                                        OPERATOR

                                        I, LLC, a Florida Limited liability
                                        company

                                        By:
                                        Name: Stephen J. Kneapler, Managing
                                        Member
         STATE OF FLORIDA                             )
                                                      ) SS:
         COUNTY OF MIAMI-DADE                         )

         The foregoing instrument was acknowledged before me this 20th day of August, 2004 by Stephen J. Kneapler, as Manager Member of RMI, LLC, a Florida limited liability company, on behalf of the company. He is personally known to me or has produced a driver's license as identification.


 Notary Public
Print Name:
Serial No. (if any):____________________________

                                    EXHIBIT A

                                    PLOT PLAN

                                    EXHIBIT B

                         SAMPLE ANNUAL OPERATING BUDGET

                               (To be agreed upon)

                      PROJECTION OF ANTICIPATED BUDGET AND
                       WORKING CAPITAL FOR THE RESTAURANT

                               (To be agreed upon)

                                    EXHIBIT D

                           INITIAL OPERATING PRO FORMA

                (To be agreed upon within thirty days of Closing)